As filed with the Securities and Exchange Commission on January 24, 2006

Registration No.333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

CollaGenex Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	52-1758016
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

41 University Drive, Newtown, PA	18940
(Address of Principal Executive Offices)	(Zip Code)

2004 Inducement Options

1996 Stock Plan, as amended

1996 Non-Employee Director Stock Option Plan

2005 Equity Incentive Plan

(Full Title of the Plans)

Colin W. Stewart

President and Chief Executive Officer
CollaGenex Pharmaceuticals, Inc.
41 University Drive
Newtown, Pennsylvania 18940

(Name and Address of Agent For Service)

(215) 579-7388

(Telephone Number, Including Area Code, of Agent For Service)

Copy To:
Philip P. Rossetti, Esq.
Tod K. Reichert, Esq.
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
(617) 526-6000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.01 par value per share:
Shares to be issued pursuant to prior option grants under the 2004 Inducement Options	180,000	$6.55	(2)	$1,179,000.00	(2)	$126.15
Shares to be issued pursuant to prior option grants under the 1996 Stock Plan, as amended	319,807	$7.08	(3)	$2,264,233.56	(3)	$242.27
Shares to be issued pursuant to prior option grants under the 1996 Non-Employee Director Stock Option Plan	50,000	$7.96	(4)	$398,000.00	(4)	$42.58
Shares to be issued pursuant to prior option grants under the 2005 Equity Incentive Plan	77,700	$8.92	(5)	$693,084.00	(5)	$74.15
Shares to be issued pursuant to future awards under the 2005 Equity Incentive Plan	922,300	$13.28	(6)	$12,248,144.00	(6)	$1,310.55
TOTAL	1,549,807			$16,782,461.56		$1,795.70

(1)                                  For the sole purpose of calculating the registration fee, the number of shares to be registered under this Registration Statement has been divided among five (5) subtotals.

(2)                                  Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act of 1933, as amended.  The price per share and aggregate offering price are calculated on the basis of $6.55, the weighted average exercise price of the 180,000 shares subject to outstanding stock option grants under the 2004 Inducement Options, at prices ranging from $6.46 to $6.70.

(3)                                  Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act of 1933, as amended.  The price per share and aggregate offering price are calculated on the basis of $7.08, the weighted average exercise price of the 319,807 shares subject to outstanding stock option grants under the 1996 Stock Plan, as amended, at prices ranging from $4.58 to $10.23.

(4)                                  Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act of 1933, as amended.  The price per share and aggregate offering price are calculated on the basis of $7.96, the weighted average exercise price of the 50,000 shares subject to outstanding stock option grants under the 1996 Non-Employee Director Stock Option Plan, at prices ranging from $5.59 to $9.78.

(5)                                  Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act of 1933, as amended.  The price per share and aggregate offering price are calculated on the basis of $8.92, the weighted average exercise price of the 77,700 shares subject to outstanding stock option grants under the 2005 Equity Incentive Plan, at prices ranging from $7.70 to $10.52.

(6)                                  Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the registrant’s Common Stock as reported on the Nasdaq National Market on January 19, 2006.

In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate number of shares as may be issued as a result of the anti-dilution provisions of the 2004 Inducement Options, the 1996 Stock Plan, as amended, the 1996 Non-Employee Director Stock Option Plan and the 2005 Equity Incentive Plan.

EXPLANATORY NOTE

This Registration Statement contains two parts:

The first part contains a Reoffer Prospectus (the “Prospectus”) prepared in accordance with the requirements of Part I of Form S-3. The Prospectus covers reoffers and resales of shares of common stock, $.01 par value per share (the “Common Stock”), of CollaGenex Pharmaceuticals, Inc. (“CollaGenex”), or (the “Company”) by certain affiliates (as such term is defined under Rule 405 of the Securities Act of 1933, as amended) of the Company with respect to options granted prior to the date hereof (439,807 shares) pursuant to certain of the Company’s 2004 Inducement Options, the 1996 Stock Plan, as amended, and the 1996 Non-Employee Director Stock Option Plan. All such individuals are listed on the Selling Stockholder table herein.

The second part contains “Information Required in the Registration Statement” prepared in accordance with the requirements of Part II of Form S-8 with respect to:  (i) options to purchase 110,000 shares of Common Stock authorized for issuance upon the exercise of certain of the 2004 Inducement Options; and (ii) options to purchase 1,000,000 shares of Common Stock granted pursuant to the Company’s 2005 Equity Incentive Plan, prior to the date hereof, and that may be granted subsequent to the date hereof.

ii

PROSPECTUS

Form S-3 Reoffer Prospectus dated January 24, 2006

COLLAGENEX PHARMACEUTICALS, INC.

439,807 Shares of Common Stock

Issued or Issuable under certain 2004 Inducement Options,

the 1996 Stock Plan, as amended, and the 1996 Non-Employee Director Stock Option Plan

This Prospectus relates to the public resale, from time to time, of an aggregate of 439,807 shares (the “Shares”) of our Common Stock, $.01 par value (the “Common Stock”) by certain shareholders identified below in the section entitled “The Selling Stockholders.”  These Shares have been or may be acquired upon the exercise of stock options granted pursuant to certain of our 2004 Inducement Options, the 1996 Stock Plan, as amended, and the 1996 Non-Employee Director Stock Option Plan (the “Plans”).

We will not receive any proceeds from the sale by the Selling Stockholders of the Shares covered by this Prospectus.

We have not entered into any underwriting arrangements in connection with the sale of Shares.  The Selling Stockholders identified in this Prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the Shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Our Common Stock is traded on the Nasdaq National Market under the symbol “CGPI.”  On January 19, 2006, the closing sale price of our Common Stock on Nasdaq was $13.15 per share.  You are urged to obtain current market quotations for our Common Stock.

Investing in our Common Stock involves a high degree of risk.  See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is January 24, 2006.

TABLE OF CONTENTS

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

COLLAGENEX PHARMACEUTICALS, INC.

RISK FACTORS

We are depending heavily on the success of our most advanced product candidate, Oracea, for the treatment of rosacea, which is still under regulatory review. If we are unable to obtain approval for and commercialize Oracea, or experience significant delays in doing so, our business will be materially harmed.

If we are not able to obtain and enforce patent protection for Oracea or our other discoveries, our ability to commercialize our product candidates successfully will be harmed and we may not be able to operate our business profitably.

We cannot assure you that our pursuit of business in the dermatology market will be successful.

If we are not able to obtain required regulatory approvals, we will not be able to commercialize our product candidates, and our ability to generate revenue will be materially impaired.

Our products could be subject to restrictions or withdrawal from the market and we may be subject to penalties if we fail to comply with regulatory requirements or if we experience unanticipated problems with our products, when and if any of them are approved.

We cannot predict with certainty the effect on our business of the decline in revenues generated by the dental business following the commercial launch of generic versions of Periostat and the termination of our dental sales force.

We cannot assure you that our clinical trials will be completed in a timely manner or will meet agreed upon end-points.

If we infringe or are alleged to infringe intellectual property rights of third parties, it will adversely affect our business.

We depend upon third party researchers and providers of clinical services to perform as contractually required if we are to be successful in bringing new products to market.

We depend upon certain key relationships to generate much of the technology required to maintain our competitive position in the marketplace.

If our products cause injuries, we may incur significant expense and liability.

Changes in stock option accounting rules may have a significant adverse affect on our operating results.

Our stock price is highly volatile and, therefore, the value of your investment may fluctuate significantly.

USE OF PROCEEDS

THE SELLING STOCKHOLDERS

PLAN OF DISTRIBUTION

LEGAL MATTERS

EXPERTS

WHERE YOU CAN FIND MORE INFORMATION

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

INDEMNIFICATION OF DIRECTORS AND OFFICERS

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This Prospectus and the documents incorporated herein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  For this purpose, any statements contained herein or incorporated herein that are not statements of historical fact may be forward-looking statements.  For example, the words “may,” “will,” “continue,” “believes,” “expects,” “anticipates,” “intends,” “estimates,” “should” and similar expressions are intended to identify forward-looking statements.  There are a number of important factors that could cause CollaGenex’s results to differ materially from those indicated by such forward-looking statements. These factors include those set forth in the section entitled “Risk Factors.”  As a result of such risks and others expressed from time to time in CollaGenex’s filings with the Securities and Exchange Commission, CollaGenex’s actual results may differ materially from the results discussed in or implied by the forward-looking statements contained herein.

COLLAGENEX PHARMACEUTICALS, INC.

We are a specialty pharmaceutical company currently focused on developing and marketing innovative proprietary medical therapies to the dermatology market.  We currently market three prescription pharmaceutical products to the dermatology market through our professional dermatology sales force.  Our marketed dermatology products are Pandel®, a prescription corticosteroid we licensed from Altana, Inc. in May 2002, Alcortin™, a prescription topical antifungal steroid combination, and Novacort™, a prescription topical steroid and anesthetic.  We are promoting Alcortin and Novacort to dermatologists pursuant to a Promotion and Cooperation Agreement executed in June 2005 with Primus Pharmaceuticals Inc.

Prior to the May 2005 introduction of a third party generic version of Periostat®, we had a dental sales force that detailed four prescription pharmaceutical products to the dental market.  On May 20, 2005, we ceased all sales promotion activities for these products.  We currently still generate sales from these dental products, which all treat periodontal disease and include our own product Periostat, as well as Atridox®, Atrisorb FreeFlow® and Atrisorb-D® which are licensed from Atrix Laboratories, Inc. (now known as QLT USA, Inc.).  We had also sold a separately branded version of Periostat to United Research Laboratories, Inc./Mutual Pharmaceutical Company, Inc., or Mutual, pursuant to a License and Supply Agreement executed in April 2004 as part of a settlement of our outstanding patent litigation with Mutual.  As a result of the launch of a third party generic version of Periostat in May 2005, Mutual ceased purchasing product from us during June 2005.

In addition to our marketed products, we have a pipeline of products in clinical and pre-clinical development.  These products are based on our two proprietary platform technologies, IMPACS™ and Restoraderm®.  IMPACS (Inhibitors of Multiple Proteases And CytokineS) are a group of compounds that demonstrate a range of anti-inflammatory activities as well as the ability to inhibit the breakdown of connective tissue.  Periostat is our first FDA-approved IMPACS product.  Periostat-MR™ is a once-a-day, controlled release formulation of Periostat currently in a Phase III clinical trial for the treatment of adult periodontitis.  We do not intend to seek regulatory approval or market Periostat-MR in the United States.  Alliance Pharma PLC, a U.K. specialty pharmaceutical company that acquired our U.K. and European dental assets in 2004, has an option to acquire the rights to seek regulatory approval and market Periostat-MR in the U.K. and Europe.

We recently completed two Phase III clinical trials for Oracea™ for the treatment of rosacea, a dermatological condition.  Oracea contains the same active ingredient and controlled delivery as Periostat-MR.  We submitted our New Drug Application for Oracea to the FDA on August 1, 2005.  In April 2005, we announced the completion of a Phase II proof-of-concept clinical trial for incyclinide (formerly known as COL-3), our second generation IMPACS compound, for the treatment of rosacea.  In September 2005, we initiated a 300-patient, double-blinded, placebo-controlled, Phase II dose-finding clinical trial to evaluate the safety and efficacy of incyclinide for the treatment of acne.

Our Restoraderm technology is a proprietary, foam-based, topical drug delivery technology that originated from a Swedish collaborator.  We have acquired all rights, title and interest to the Restoraderm technology and have initiated the development of five products based on this technology.  We are currently developing Restoraderm products for the treatment of acne and psoriasis.

Our strategy is to become a leading developer and marketer of innovative prescription pharmaceutical products to the dermatology market.  We intend to continue to market our current products and develop and launch new products based on our two proprietary platform technologies.  Our core focus is on the dermatology market, although we intend to seek additional partnerships with third parties to develop potential uses of our technology outside of that focus.

We are a Delaware corporation. We were incorporated and began operations in 1992 under the name CollaGenex, Inc. and changed our name to CollaGenex Pharmaceuticals, Inc. in April 1996.  Our principal executive offices are located at 41 University Drive, Newtown, Pennsylvania 18940, and our telephone number is (215) 579-7388.

In this Prospectus, the terms “CollaGenex,” “we,” “us” and “our” includes CollaGenex Pharmaceuticals, Inc. and its subsidiaries.

Periostat® and Restoraderm® are registered trademarks and Periostat-MR™, IMPACS™ and Oracea™ are trademarks of CollaGenex Pharmaceuticals, Inc.  All other trade names, trademarks or service marks are the property of their respective owners.

RISK FACTORS

In addition to the other information in this Prospectus, you should carefully consider the following factors in evaluating whether to invest in the Shares.  The risks and uncertainties described below are not the only ones facing our Company.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business, financial condition and results of operations.

If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected.  In such case, the trading price of our Common Stock could decline and you may lose all or part of your investment.

This Prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this Prospectus.

We are depending heavily on the success of our most advanced product candidate, Oracea, for the treatment of rosacea, which is still under regulatory review.  If we are unable to obtain approval for and commercialize Oracea, or experience significant delays in doing so, our business will be materially harmed.

We have invested a significant portion of our recent efforts and financial resources on the development of our most advanced product candidate, Oracea, for the treatment of rosacea.  Our ability to generate substantial product revenues from Oracea, which we do not expect will occur for at least the next two years, if ever, will depend heavily on the successful development and commercialization of Oracea.  The success of Oracea will depend on several factors, including the following:

•                                          receipt of marketing approvals from the FDA and similar foreign regulatory authorities; and

•                                          acceptance of the product by patients, the medical community and third party payors.

If we are unable to obtain FDA approval for and successfully commercialize Oracea, we may never realize revenue from this product candidate and we may have to curtail our other product development programs.  As a result, our business would be materially harmed.

If we are not able to obtain and enforce patent protection for Oracea or our other discoveries, our ability to commercialize our product candidates successfully will be harmed and we may not be able to operate our business profitably.

Our success depends, in part, on our ability to protect proprietary methods and technologies that we develop under the patent and other intellectual property laws of the United States and other countries, so that we can prevent others from using our inventions and proprietary information.  However, we may not hold proprietary rights to some patents related to our current or future products and technologies.  Because patent applications in the United States and many foreign jurisdictions are typically not published until 18 months after filing, or in some cases not at all, and because publications of discoveries in scientific literature lag behind actual discoveries, we cannot be certain that we were the first to make the inventions claimed in issued patents or pending patent applications, or that we were the first to file for protection of the inventions set forth in our patent applications.  As a result, we may be required to obtain licenses under third-party patents to market our proposed products.  If licenses are not available to us on acceptable terms, or at all, we will not be able to market the affected products.

Our strategy depends on our ability to identify our discoveries rapidly and to seek patent protection for them.  This process is expensive and time consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner.  Despite our efforts to protect our proprietary rights, unauthorized parties may be able to obtain and use information that we regard as proprietary.  The issuance of a patent does not guarantee that it is valid or enforceable, so even if we obtain patents, they may not be valid or enforceable against third parties.  In addition, the issuance of a patent does not guarantee that we have the right to practice the patented invention.  Third parties may have blocking patents that could be used to prevent us from marketing our own patented product and practicing our own patented technology.

Our pending patent applications may not result in issued patents.  The patent position of pharmaceutical or biotechnology companies, including ours, is generally uncertain and involves complex legal and factual considerations.  The standards which the United States Patent and Trademark Office and its foreign counterparts use to grant patents are not always applied predictably or uniformly and can change.  There is also no uniform, worldwide policy regarding the subject matter and scope of claims granted or allowable in pharmaceutical or biotechnology patents.  The laws of some foreign countries do not protect proprietary information to the same extent as the laws of the United States, and many companies have encountered significant problems and costs in protecting their proprietary information in these foreign countries.  Accordingly, we do not know the degree of future protection for our proprietary rights or the breadth of claims allowed in any patents issued to us or to others.  The allowance of broader claims may increase the incidence and cost of patent interference proceedings and/or opposition proceedings, and the risk of infringement litigation.  On the other hand, the allowance of narrower claims may limit the value of our proprietary rights.

If issued, our patent for Oracea may not contain claims sufficiently broad to protect us against third parties with similar products, or provide us with any competitive advantage.  Moreover, once issued, any of our patents may be challenged, narrowed, invalidated or circumvented.  In addition, the patent rights in our products that derive from claims under method of use patents may be hard to assert or enforce if medical professionals prescribe similar (including generic), though non-approved, doxycycline products for indications covered by our patents.  If our patents are invalidated or otherwise limited, other companies will be better able to develop products and technologies that compete with ours, which could adversely affect our competitive business position, business prospects and financial condition.

We cannot assure you that our pursuit of business in the dermatology market will be successful.

We continue to implement our plans to expand into the dermatology market.  We recently filed a New Drug Application with the FDA for Oracea to treat rosacea, and we continue to seek additional product licensing opportunities to enhance our near-term offerings to the dermatology market.  We have also been allowed by the United States Patent and Trademark Office a patent for the use of sub-antimicrobial tetracyclines for the treatment of acne and acne rosacea, including Oracea.

While we have experience in the sales and marketing of dental products, we have limited experience in the dermatology market.  This market is very competitive and some of our competitors have substantially greater resources than we have.  Our future success will depend on, among other things, our ability to: (i) achieve market acceptance for any current or future dermatological offerings; (ii) hire and retain personnel with experience in the dermatology market; (iii) execute our business plan with respect to this market segment; and (iv) adapt to technical or regulatory changes once operational.

At the same time, new product development is a lengthy, complex and uncertain process that will require significant attention and resources from management.  A product candidate can fail at any stage of the development process due to, among other things, efficacy or safety concerns, the inability to obtain necessary regulatory approvals, the difficulty or excessive cost to manufacture and/or the infringement of patents or intellectual property rights of others.  Furthermore, the sales of new products may prove to be disappointing and fail to reach anticipated levels.  We therefore cannot assure you that we will be successful in our pursuit of business in the dermatology market, or that we can sustain any business in which we achieve initial success.

The success of our current technology platforms, and that of any other future technology platforms we may purchase or in-license, will depend on the quality and integrity of the technologies licensed or sold to us.  Despite our due diligence and the safeguards we have in place, we cannot guarantee the effectiveness or integrity of such technologies, nor can we be certain that others do not have intervening rights in such technologies.  If any of our in-licensed technologies proved ineffective, or if a third party successfully asserted any right to such technologies, our ability to develop new products and implement our strategies would be materially adversely affected.

If we are not able to obtain required regulatory approvals, we will not be able to commercialize our product candidates, and our ability to generate revenue will be materially impaired.

Our product candidates and the activities associated with their development and commercialization, including their testing, manufacture, safety, efficacy, recordkeeping, labeling, storage, approval, advertising, promotion, sale and distribution, are subject to comprehensive regulation by the FDA and other regulatory agencies in the United States and by comparable authorities in other countries.  Failure to obtain regulatory approval for a product candidate will prevent us from commercializing the product candidate.  Other than Periostat, we have not received regulatory approval to market any of our product candidates in any jurisdiction.  We have only limited experience in filing and prosecuting the applications necessary to gain regulatory approvals.  Securing FDA approval requires the submission of extensive preclinical and clinical data, information about product manufacturing processes and inspection of facilities and supporting information to the FDA for each therapeutic indication to establish the product candidate’s safety and efficacy.  Our future products may not be effective, may be only moderately effective or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude our obtaining regulatory approval or prevent or limit commercial use.

The process of obtaining regulatory approvals is expensive, often takes many years, if approval is obtained at all, and can vary substantially based upon, among other things, the type, complexity and novelty of the product candidates involved.  Changes in the regulatory approval policy during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for each submitted product application, may cause delays in the approval or rejection of an application, or may affect the period for which the data filed in relation to the company’s products may not be accessed by those wishing to obtain approvals to market similar products.  The FDA, and comparable authorities in other countries, have substantial discretion in the approval process and may refuse to accept any application or may decide that our data is insufficient for approval and require additional preclinical, clinical or other studies.  In addition, varying interpretations of the data obtained from preclinical and clinical testing could influence how a product candidate is classified and delay, limit or prevent regulatory approval of a product candidate.  Any regulatory approval we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render the product not commercially viable.

Our products could be subject to restrictions or withdrawal from the market and we may be subject to penalties if we fail to comply with regulatory requirements or if we experience unanticipated problems with our products, when and if any of them are approved.

Any product for which we obtain marketing approval, along with the manufacturing processes, post-approval clinical data, labeling, advertising and promotional activities for such product, will be subject to continual requirements of and review by the FDA and comparable regulatory bodies.  These requirements include submissions of safety and other post-marketing information and reports, registration requirements, current Good Manufacturing Practice, or cGMP, requirements relating to quality control, quality assurance and corresponding maintenance of records and documents, requirements regarding the distribution of samples to physicians and recordkeeping.  Even if regulatory approval of a product is granted, the approval may be subject to limitations on the indicated uses for which the product may be marketed or to the conditions of approval, or contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product.  Later discovery of previously unknown problems with our products, manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in:

•                                          restrictions on such products, manufacturers or manufacturing processes;

•                                          warning letters;

•                                          withdrawal of the products from the market;

•                                          refusal to approve pending applications or supplements to approved applications that we submit;

•                                          recall;

•                                          fines;

•                                          suspension or withdrawal of regulatory approvals;

•                                          refusal to permit the import or export of our products;

•                                          product seizure; and

•                                          injunctions or the imposition of civil or criminal penalties.

We cannot predict with certainty the effect on our business of the decline in revenues generated by the dental business following the commercial launch of generic versions of Periostat and the termination of our dental sales force.

We have historically relied on sales of Periostat and Mutual’s branded version of Periostat, together with revenues generated by the other products that made up our dental business, for most of our revenue.  During the nine months ended September 30, 2005 and each of the years ended December 31, 2004, 2003 and 2002, Periostat and Mutual’s branded version of Periostat supplied by us (with respect to the nine months ended September 30, 2005 and the year ended December 31, 2004), accounted for approximately 78%, 88%, 82% and 82% of our total net revenues, respectively.

On May 13, 2005, the FDA approved a third party generic version of Periostat and a generic product was launched soon thereafter in late May 2005.  Upon this generic launch, Mutual was no longer obligated to purchase and is not expected to purchase their branded product from us.  We do not anticipate future shipments of Mutual’s branded version of Periostat supplied by us.  In addition, we have had to disband our dental sales force and delay or discontinue certain research and development activities in the dental business.  Consequently, while we continue to generate cash flow from the dental business, our revenues and margins from Periostat and the volume of our other dental business, have decreased significantly and are anticipated to continue to decrease as a result of the third party introduction of a generic version of Periostat.  If this decrease is more significant than we expect, we may experience difficulty in managing our cash, which would have a material adverse effect on our ability execute our strategies and develop our dermatology business.

We cannot assure you that our clinical trials will be completed in a timely manner or will meet agreed upon end-points.

As part of our plans to expand into the dermatology market, we will need to conduct extensive testing of our products, pursuant to protocols that measure end points agreed with the FDA or other regulatory agencies.  We cannot guarantee that Phase I, Phase II, or Phase III testing for our products in development will be completed successfully within any specified period of time, if at all.  Many products that initially appear promising are found, after clinical evaluation, not to be safe and effective.  Also, we, or the FDA, may suspend clinical trials at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

Delays in patient enrollment in clinical trials may result in increased costs and delays, which could have a harmful effect on our ability to develop products.

It may take several years to complete the testing of a product, and failure can occur at any stage of testing.  For example:

•                                          interim results of preclinical or clinical studies do not necessarily predict their final results, and results in early studies might not be seen in later studies;

•                                          potential products that appear promising at early stages of development may ultimately fail for a number of reasons, including the possibility that the products may be ineffective, less effective than products of our competitors or cause harmful side effects;

•                                          any preclinical or clinical test may fail to produce results satisfactory to the FDA or foreign regulatory authorities;

•                                          preclinical and clinical data can be interpreted in different ways, which could delay, limit or prevent regulatory approval;

•                                          we may not be able to manufacture the investigational or commercial product in sufficient quantity or quality or at acceptable cost;

•                                          negative or inconclusive results from a preclinical study or clinical trial or adverse medical events during a clinical trial could cause a preclinical study or clinical trial to be repeated or a program to be terminated, even if other studies or trials relating to the program are successful;

•                                          the FDA can place a hold on a clinical trial if, among other reasons, it finds that patients enrolled in the trial are or would be exposed to an unreasonable and significant risk of illness or injury;

•                                          we may encounter delays or rejections based on changes in regulatory agency policies during the period in which we develop a drug or the period required for review of any application for regulatory agency approval; and

•                                          our clinical trials may not demonstrate the safety and efficacy needed for our products to receive regulatory approval.

If we are required to conduct additional clinical trials or other studies beyond those that we currently contemplate, if we are unable to successfully complete our clinical trials or other studies or if the results of these trials or studies are not positive or are only modestly positive, we may be delayed in obtaining marketing approval, we may not be able to obtain marketing approval or we may obtain approval for indications that are not as broad as intended.  Our product development costs will also increase if we experience delays in testing or approvals.  Significant clinical trial delays could allow our competitors to bring products to market before we do and impair our ability to commercialize our products or potential products.  If any of this occurs, our business will be materially harmed.

If we infringe or are alleged to infringe intellectual property rights of third parties, it will adversely affect our business.

Our research, development and commercialization activities, as well as any product candidates or products resulting from these activities, may infringe or be claimed to infringe patents or patent applications under which we do not hold licenses or other rights.  Third parties may own or control these patents and patent applications in the United States and abroad.  These third parties could bring claims against us or our collaborators that would cause us to incur substantial expenses and, if successful against us, could cause us to pay substantial damages.  Further, if a patent infringement suit were brought against us or our collaborators, we or they could be forced to stop or delay research, development, manufacturing or sales of the product or product candidate that is the subject of the suit.

As a result of patent infringement claims, or in order to avoid potential claims, we or our collaborators may choose or be required to seek a license from the third party and be required to pay license fees or royalties or both.  These licenses may not be available on acceptable terms, or at all.  Even if we or our collaborators were able to obtain a license, the rights may be nonexclusive, which could result in our competitors gaining access to the same intellectual property.  Ultimately, we could be prevented from commercializing a product, or be forced to cease some aspect of our business operations, if, as a result of actual or threatened patent infringement claims, we or our collaborators are unable to enter into licenses on acceptable terms.  This could harm our business significantly.

There has been substantial litigation and other proceedings regarding patent and other intellectual property rights in the pharmaceutical and biotechnology industries.  In addition to infringement claims against us, we may become a party to other patent litigation and other proceedings, including interference proceedings declared by the United States Patent and Trademark Office and opposition proceedings in the European Patent Office, regarding intellectual property rights with respect to our products and technology.  The cost to us of any patent litigation or other proceeding, even if resolved in our favor, could be substantial.  Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their substantially greater financial resources.  Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace.  Patent litigation and other proceedings may also absorb significant management time.

We depend upon third party researchers and providers of clinical services to perform as contractually required if we are to be successful in bringing new products to market.

We do not have the ability independently to conduct the clinical trials required to obtain regulatory approval for our products.  We rely on independent clinical investigators, contract research organizations and other third party service providers for successful execution of our clinical trials, but do not control many aspects of their activities.  We are responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan, protocols for the trial and applicable regulatory requirements.  Moreover, the FDA requires us to comply with standards, commonly referred to as Good Clinical Practices, for conducting and recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial participants are protected.  Our reliance on third parties that we do not control does not relieve us of these responsibilities and requirements.  Third parties may not, however, complete activities on schedule, or may not conduct our clinical trials in accordance with regulatory requirements or our stated protocols.  Furthermore the data that they generate may not be accurate or may, in extreme cases, be fraudulent.

Our ability to bring our future products to market depends on the quality and integrity of the data we present to regulatory authorities in order to obtain marketing authorizations.  We cannot guarantee the authenticity or accuracy of such data, nor can we be certain that such data has not been fraudulently generated.  The failure of these third parties to carry out their obligations would materially adversely affect our ability to develop and market new products and implement our strategies.

We depend upon certain key relationships to generate much of the technology required to maintain our competitive position in the marketplace.

Our IMPACS technology is licensed from the Research Foundation of the State University of New York, or SUNY (the “SUNY License”), and other academic and research institutions collaborating with SUNY.  Under the SUNY License, we have an exclusive worldwide license to SUNY’s rights in certain patents and patent applications to make and sell products employing tetracyclines to treat certain disease conditions.  The SUNY License imposes various payment and reporting obligations on us, and our failure to comply with these requirements permits SUNY to terminate the SUNY License.  If the SUNY License is terminated, we would lose our right to exclude competitors from commercializing similar products, and we could be excluded from marketing the same products if SUNY licensed the underlying technology to a competitor after terminating the SUNY License.  The SUNY License is terminable by SUNY on 90 days prior notice only upon our failure to make timely payments, reimbursements or reports, if the failure is not cured by us within 90 days.  The termination of the SUNY License, or the failure to obtain and maintain patent protection for our technologies, would have a material adverse effect on our business, financial condition, liquidity and results of operations.

If our products cause injuries, we may incur significant expense and liability.

Our business may be adversely affected by potential product liability claims arising out of the testing, manufacturing and marketing of Periostat and other products developed by or for us or for which we have licensing or promotion and cooperation rights.  We have an aggregate of $10.0 million in product liability insurance ($5.0 million for pediatric claims) covering Periostat and Mutual’s branded version of Periostat, our product candidates and products for which we have licensing or promotion and cooperation rights.

Our insurer has also notified us that our general product liability policy will not cover claims arising from our past sales of Vioxx, to the extent such claims are made after December 31, 2004.  This does not affect our rights under the Co-Promotion Agreement with Merck, which provides for indemnification of us by Merck against any claims arising from manufacturing or design defects in the Vioxx product or for which we, as the seller of the product, may be strictly liable as a seller of an inherently dangerous product.

Our insurance may not adequately protect us against product liability claims.  Insufficient insurance coverage or the failure to obtain indemnification from third parties for their respective liabilities may expose us to product liability claims and/or recalls and could cause our business, financial condition and results of operations to decline.

Changes in stock option accounting rules may have a significant adverse affect on our operating results.

We have a history of using broad based employee stock option programs to hire, incentivize and retain our workforce in a competitive marketplace.  Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” allows companies the choice of either using a fair value method of accounting for options that would result in expense recognition for all options granted, or using an intrinsic value method, as prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” or APB 25, with a pro forma disclosure of the impact on net income (loss) allocable to common stockholders of using the fair value option expense recognition method.  We have elected to apply APB 25 and, accordingly, we generally have not recognized any expense with respect to employee stock options as long as such options are granted at exercise prices equal to the fair value of our common stock on the date of grant.

In December 2004, the Financial Accounting Standards Board issued “Share-Based Payment” (Statement 123(R)).  Statement 123(R) requires that the compensation cost relating to share-based payment transactions be recognized in financial statements.  That cost will be measured based on the grant-date fair value of the equity instruments issued.  In determining the fair value of options and other equity-based awards, companies may use different valuation models that may involve extensive and complex analysis.  Statement 123(R) will be effective for us no later than January 1, 2006, which is the first day of our 2006 fiscal year.  We are in the process of reviewing Statement 123(R) to determine which model is more appropriate for us.  While we continue to evaluate the effect that the adoption of Statement 123(R) will have on our financial position and results of operations, we currently expect that our adoption of Statement 123(R) will adversely affect our operating results to some extent in future periods.

Our stock price is highly volatile and, therefore, the value of your investment may fluctuate significantly.

The market price of our common stock has fluctuated and may continue to fluctuate as a result of variations in our quarterly operating results.  These fluctuations may be exaggerated if the trading volume of our common stock is low.  In addition, the stock market in general has experienced dramatic price and volume fluctuations from time to time.  These fluctuations may or may not be based upon any business or operating results.  Our common stock may experience similar or even more dramatic price and volume fluctuations that may continue indefinitely.

The following table sets forth the high and low last sale prices per share for our common stock for each of the quarters in the period beginning January 1, 2003 through December 31, 2005, as reported on the Nasdaq National Market:

Quarter Ended	High	Low

March 31, 2003	$11.03	$6.66
June 30, 2003	$13.27	$8.62
September 30, 2003	$15.84	$10.50
December 31, 2003	$11.82	$8.90

March 31, 2004	$14.16	$10.07
June 30, 2004	$13.21	$8.70
September 30, 2004	$9.49	$6.09
December 31, 2004	$7.49	$5.37

March 31, 2005	$7.52	$4.50
June 30, 2005	$7.61	$3.99
September 30, 2005	$9.95	$7.15
December 31, 2005	$12.07	$8.50

USE OF PROCEEDS

We will not receive any proceeds from the sale of Shares covered by this Prospectus. While we may receive sums upon any exercise of options by the Selling Stockholders, we currently have no plans for their application, other than for general corporate purposes. We cannot assure you that any of such options will be exercised.

THE SELLING STOCKHOLDERS

The individuals listed below (the “Selling Stockholders”) have or will acquire the Shares being registered pursuant to the exercise of options previously granted to them by CollaGenex.  The Shares may not be sold or otherwise transferred by the Selling Stockholders unless and until the applicable options are exercised in accordance with their terms.

The following table sets forth: (i) the name of each Selling Stockholder; (ii) his or her position(s), office or other material relationship with CollaGenex and its predecessors or affiliates, over the last three years; (iii) the number of shares of Common Stock owned (or subject to options or convertible securities) by each Selling Stockholder as of the date of this Prospectus and prior to this offering; (iv) the number of shares of Common Stock which may be offered and are being registered for the account of each Selling Stockholder by this Prospectus (all of which have been or may be acquired by the Selling Stockholders pursuant to the exercise of options subject to the appropriate vesting of such options); and (v) the amount of Common Stock to be owned by each such Selling Stockholder if such Selling Stockholder were to sell all of their shares of Common Stock covered by this Prospectus.

CollaGenex cannot assure you that any of the Selling Stockholders will offer for sale or sell any or all of the Shares offered by them pursuant to this Prospectus.

Name of Selling	Position with	Number of Shares/Percentage of Common Stock Prior to Offer (Both Held Directly or Indirectly)(1)			Number of Shares of Common Stock to be	Number of Shares/Percentage of Common Stock Owned After the Offering (Both Held Directly or Indirectly)(2)
Stockholder	CollaGenex	Number		Percentage	Offered	Number	Percentage
Colin W. Stewart	President, Chief Executive Officer and Director	390,900	(3)	2.0%	70,900	320,000	1.7%
Nancy C. Broadbent	Chief Financial Officer and Treasurer	301,175	(4)	1.7%	26,300	274,875	1.5%
David F. Pfeiffer	Senior Vice President, Sales and Marketing	315,900	(5)	1.8%	24,400	291,500	1.6%
Klaus Theobald	Senior Vice President and Chief Medical Officer	102,600	(6)	*	22,600	80,000	*
Andrew K.W. Powell	Vice President, General Counsel and Secretary	78,300	(7)	*	75,700	2,600	*
James E. Daverman	Chairman of the Board and Director	160,263	(8)	*	37,907	122,356	*
Robert J. Easton	Director	125,745	(9)	*	24,000	101,745	*
Robert A. Beardsley	Director	37,100	(10)	*	37,000	100	*
W. James O’Shea	Director	73,856	(11)	*	24,000	49,856	*
Brian M. Gallagher, Ph.D.	Director	558,800	(12)	3.1%	24,000	534,800	2.9%
Peter R. Barnett, D.M.D.	Director	75,256	(13)	*	24,000	51,256	*
Robert C. Black	Director	71,356	(14)	*	24,000	47,356	*
George M. Lasezkay, Pharm.D, J.D.	Director	25,000	(15)	*	25,000	0	*

* Less than 1 percent.

(1)                                  Applicable percentage ownership is based on 17,408,547 shares of Common Stock outstanding as of January 15, 2006, plus any Common Stock equivalents or convertible securities held and shares beneficially owned by each such holder as set forth herein.

(2)                                  Assumes that all Shares to be offered, as set forth above, are sold pursuant to this offering and that no other shares of Common Stock are acquired or disposed of by the Selling Stockholders prior to the termination of this offering.  Because the Selling Stockholders may sell all, some or none of their Shares or may acquire or dispose of other shares of Common Stock, no reliable estimate can be made of the aggregate number of Shares that will be sold pursuant to this offering or the number or percentage of shares of Common Stock that each Selling Stockholder will own upon completion of this offering.

(3)                                  Consists of 20,000 shares of Common Stock and 370,900 vested and unvested options to purchase shares of Common Stock prior to this offering.

(4)                                  Consists of 56,875 shares of Common Stock and 241,300 vested and unvested options to purchase shares of Common Stock prior to this offering.  Also includes 2,000 shares of Common Stock held in the name of Ms. Broadbent’s spouse and 1,000 shares of Common Stock held in the name of Ms. Broadbent’s parent, who resides with Ms. Broadbent.

(5)                                  Consists of 11,500 shares of Common Stock and 304,400 vested and unvested options to purchase shares of Common Stock prior to this offering.

(6)                                  Consists of 102,600 vested and unvested options to purchase shares of Common Stock prior to this offering.

(7)                                  Consists of 2,600 shares of Common Stock and 75,700 vested and unvested options to purchase shares of Common Stock prior to this offering.

(8)                                  Consists of 75,000 shares of Common Stock and 85,263 vested and unvested options to purchase shares of Common Stock prior to this offering.

(9)                                  Includes 71,356 vested and unvested options to purchase shares of Common Stock prior to this offering.  Also includes 23,530 shares of Common Stock issuable upon the conversion of 2,000 shares of the Series D-1 preferred stock held by Mr. Easton and 26,409 shares of Common Stock, including shares of Common Stock issued in payment of dividends on such Series D-1 preferred stock. Also includes 4,450 shares of common stock held as trustee for the Rachel Easton Charitable Trust.

(10)                            Consists of 100 shares of Common Stock indirectly owned through a 401(k) plan and 37,000 vested and unvested options to purchase shares of Common Stock prior to this offering.

(11)                            Consists of 73,856 vested and unvested options to purchase shares of Common Stock prior to this offering.

(12)                            Consists of 139,800 shares of Common Stock and 419,000 vested and unvested options to purchase shares of Common Stock prior to this offering.

(13)                            Consists of 3,900 shares of Common Stock and 71,356 vested and unvested options to purchase shares of Common Stock prior to this offering.

(14)                            Consists of 71,356 vested and unvested options to purchase shares of Common Stock prior to this offering.

(15)                            Consists of 25,000 vested and unvested options to purchase shares of Common Stock prior to this offering.

PLAN OF DISTRIBUTION

The Selling Stockholders have not advised us of any specific plan for the sale or distribution of the Shares covered by this Prospectus.  If and when they occur, such sales may be made in any of the following manners:

•                                          On the Nasdaq National Market (or through the facilities of any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association, on which the shares are then listed, admitted to unlisted trading privileges or included for quotation);

•                                          In public or privately negotiated transactions;

•                                          In transactions involving principals or brokers;

•                                          In a combination of such methods of sale; or

•                                          Any other lawful methods.

Although sales of the Shares are, in general, expected to be made at market prices prevailing at the time of sale, the Shares may also be sold at prices related to such prevailing market prices or at negotiated prices, which may differ considerably.

When offering the Shares covered by this Prospectus, each of the Selling Stockholders and any broker-dealers who sell the Shares for the Selling Stockholders may be “underwriters” within the meaning of the Securities Act, and any profits realized by such Selling Stockholders and the compensation of such broker-dealers may be underwriting discounts and commissions.

Sales through brokers may be made by any method of trading authorized by any stock exchange or market on which the Shares may be listed, including block trading in negotiated transactions. Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the Shares covered by this Prospectus, either as agents for others or as principals for their own accounts, and reselling such Shares pursuant to this Prospectus.  The Selling Stockholders may effect such transactions directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf. In connection with such sales, such broker-dealers or agents may receive compensation in the form of commissions, concessions, allowances or discounts, any or all of which might be in excess of customary amounts.

Each of the Selling Stockholders is acting independently of us in making decisions with respect to the timing, manner and size of each sale of Shares. We have not been advised of any definitive selling arrangement at the date of this Prospectus between any Selling Stockholder and any broker-dealer or agent.

To the extent required, the names of any agents, broker-dealers or underwriters and applicable commissions, concessions, allowances or discounts, and any other required information with respect to any particular offer of the Shares by the Selling Stockholders, will be set forth in a Prospectus Supplement.

The expenses of preparing and filing this Prospectus and the related Registration Statement with the Securities and Exchange Commission will be paid entirely by us.

Shares of Common Stock covered by this Prospectus also may qualify to be sold pursuant to Rule 144 under the Securities Act, rather than pursuant to this Prospectus.  The Selling Stockholders have been advised that they are subject to the applicable provisions of the Exchange Act including without limitation, Rule 10b-5 thereunder.

Neither we nor the Selling Stockholders can estimate at the present time the amount of commissions or discounts, if any, that will be paid by the Selling Stockholders on account of their sales of the Shares from time to time.

LEGAL MATTERS

The validity of the Shares offered hereby will be passed upon by Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109.

EXPERTS

The consolidated financial statements and schedule of CollaGenex Pharmaceuticals, Inc. and subsidiaries as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been incorporated by reference herein and in the registration statement in reliance on the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the Securities and Exchange Commission.  You may read and copy any document we file at the Securities and Exchange Commission’s public reference room at Judiciary Plaza Building, 100 F Street, N.E., Room 1500, Washington, D.C. 20549.  You should call 1-800-SEC-0330 for more information on the public reference room.  Our Securities and Exchange Commission filings are also available to you on the Securities and Exchange Commission’s Internet site at www.sec.gov.

CollaGenex has filed with the Securities and Exchange Commission a Registration Statement on Form S-8 under the Securities Act with respect to the Shares offered hereby.  This Prospectus, which constitutes a part of that registration statement, does not contain all the information contained in the registration statement and its exhibits. For further information with respect to CollaGenex and the Shares, you should consult the registration statement and its exhibits.  Statements contained in this Prospectus concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the Securities and Exchange Commission.  The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying as described above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission requires us to “incorporate” into this Prospectus information that we file with the Securities and Exchange Commission in other documents.  This means that we can disclose important information to you by referring to other documents that contain that information.  The information incorporated by reference is considered to be part of this Prospectus.  Information contained in this Prospectus and information that we file with the Securities and Exchange Commission in the future and incorporate by reference in this Prospectus automatically updates and supersedes previously filed information.  We incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the filing of a post-effective amendment to this Prospectus which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold.

(1)	Our Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission on March 10, 2005;

(2)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 filed with the Securities and Exchange Commission on May 5, 2005;

(3)	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 filed with the Securities and Exchange Commission on August 9, 2005;

(4)	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 filed with the Securities and Exchange Commission on November 3, 2005;

(5)	Our Definitive Proxy Materials for an annual meeting of stockholders filed with the Securities and Exchange Commission on April 20, 2005;

(6)	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 20, 2005;

(7)	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 17, 2005;

(8)	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 18, 2005;

(9)	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on April 7, 2005;

(10)	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on April 22, 2005;

(11)	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2005;

(12)	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 26, 2005;

(13)	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 10, 2005;

(14)	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 17, 2005;

(15)	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 26, 2005;

(16)	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 15, 2005;

(17)	Our Current Report on form 8-K filed with the Securities and Exchange Commission on December 19, 2005;

(18)	Our Current Report on form 8-K filed with the Securities and Exchange Commission on December 21, 2005; and

(19)

The description of our Common Stock which is contained in our Registration Statement on Form 8-A filed pursuant to Section 12(g) of the Exchange Act, in the form declared effective by the Securities and Exchange Commission on June 20, 1996, including any subsequent amendments or reports filed for the purpose of updating such description.

You should rely only on the information incorporated by reference or provided in this Prospectus or any Prospectus Supplement.  CollaGenex has not authorized anyone else to provide you with different information.  CollaGenex is not making an offer of these securities in any state where the offer is not permitted.  You should not assume that the information in this Prospectus or any Prospectus Supplement is accurate as of any date other than the date on the front of those documents.

CollaGenex will provide to any person, including any beneficial owner of its securities, to whom this Prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this Prospectus but not delivered with this Prospectus. You may make such requests at no cost to you by writing or telephoning CollaGenex at the following address or number:

CollaGenex Pharmaceuticals, Inc.
41 University Drive
Newtown, Pennsylvania 18940

Attention:  Andrew K.W. Powell
Telephone:  (215) 579-7388

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. CollaGenex’s Amended and Restated Certificate of Incorporation limits the liability of its directors as authorized by Section 102(b)(7). The affirmative vote of the holders of at least 75% of the voting power of all outstanding shares of the capital stock of CollaGenex, and, in certain circumstances, 66 2/3% of the voting power of all outstanding shares of the Series D-1 preferred stock of CollaGenex, is required to amend such provisions.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Article V of CollaGenex’s By-laws specifies that CollaGenex shall indemnify its directors, officers, employees and agents because he or she was or is a director, officer, employee or agent of CollaGenex or was or is serving at the request of CollaGenex as a director, officer, employee or agent of another entity to the full extent that such right of indemnity is permitted by the laws of the State of Delaware. This provision of the By-laws is deemed to be a contract between CollaGenex and each director and officer who serves in such capacity at any time while such provision and the relevant provisions of the General Corporation Law of the State of Delaware are in effect, and any repeal or modification thereof shall not offset any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts. The affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of the capital stock of CollaGenex, and, in certain circumstances, 66 2/3% of the voting power of all outstanding shares of the Series D-1 preferred stock of CollaGenex, is required to adopt, amend or repeal such provision of the By-laws.

CollaGenex has executed indemnification agreements with each of its officers and directors pursuant to which CollaGenex has agreed to indemnify such parties to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is a director, officer, employee, agent or fiduciary of CollaGenex.

CollaGenex has obtained liability insurance for the benefit of its directors and officers which provides coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as directors or officers of CollaGenex (or any subsidiary thereof) due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons of CollaGenex pursuant to the foregoing provisions, or otherwise, CollaGenex has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

We are subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Exchange Act, and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission.  The following documents, which are on file with the Securities and Exchange Commission, are incorporated in this registration statement by reference:

(a)                                  Our latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for our latest fiscal year for which such statements have been filed.

(b)                                 All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(c)                                  The description of the securities contained in our registration statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.           Description of Securities.

Not applicable.

Item 5.           Interests of Named Experts and Counsel.

Wilmer Cutler Pickering Hale and Dorr LLP has opined as to the legality of the securities being offered by this registration statement.

Item 6.           Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. CollaGenex’s Amended and Restated Certificate of Incorporation limits the liability of its directors as authorized by Section 102(b)(7). The affirmative vote of the holders of at least 75% of the voting power of all outstanding shares of the capital stock of CollaGenex, and, in certain circumstances, 66 2/3% of the voting power of all outstanding shares of the Series D-1 preferred stock of CollaGenex, is required to amend such provisions.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Article V of CollaGenex’s By-laws specifies that CollaGenex shall indemnify its directors, officers, employees and agents because he or she was or is a director, officer, employee or agent of CollaGenex or was or is serving at the request of CollaGenex as a director, officer, employee or agent of another entity to the full extent that such right of indemnity is permitted by the laws of the State of Delaware. This provision of the By-laws is deemed to be a contract between CollaGenex and each director and officer who serves in such capacity at any time while such provision and the relevant provisions of the General Corporation Law of the State of Delaware are in effect, and any repeal or modification thereof shall not offset any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts. The affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of the capital stock of CollaGenex, and, in certain circumstances, 66 2/3% of the voting power of all outstanding shares of the Series D-1 preferred stock of CollaGenex, is required to adopt, amend or repeal such provision of the By-laws.

CollaGenex has executed indemnification agreements with each of its officers and directors pursuant to which CollaGenex has agreed to indemnify such parties to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is a director, officer, employee, agent or fiduciary of CollaGenex.

CollaGenex has obtained liability insurance for the benefit of its directors and officers which provides coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as directors or officers of CollaGenex (or any subsidiary thereof) due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons of CollaGenex pursuant to the foregoing provisions, or otherwise, CollaGenex has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.           Exemption from Registration Claimed.

The issuance of the Shares being offered by the Form S-3 Reoffer Prospectus were or will be deemed exempt from registration under the Securities Act in reliance upon either Section 4(2) of the Securities Act as transactions not involving any public offering or Rule 701 under the Securities Act as transactions made pursuant to a written compensatory plan or pursuant to a written contract relating to compensation.

Item 8.           Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.           Undertakings.

CollaGenex hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by CollaGenex pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

CollaGenex hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of its annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of CollaGenex pursuant to the foregoing provisions, or otherwise, CollaGenex has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by CollaGenex of expenses incurred or paid by a director, officer or controlling person of CollaGenex in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, CollaGenex will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newtown, Commonwealth of Pennsylvania, on January 24, 2006.

COLLAGENEX PHARMACEUTICALS, INC.

By:	/s/ Colin W. Stewart
Name: Colin W. Stewart
Title: President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of CollaGenex Pharmaceuticals, Inc., hereby severally constitute and appoint Colin W. Stewart and Nancy C. Broadbent, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable CollaGenex Pharmaceuticals, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Colin W. Stewart	President, Chief Executive Officer and Director	January 24, 2006
Colin W. Stewart	(Principal Executive Officer)

/s/ Nancy C. Broadbent	Chief Financial Officer and Treasurer	January 24, 2006
Nancy C. Broadbent	(Principal Financial and Accounting Officer)

/s/ Brian M. Gallagher, Ph.D.	Director	January 24, 2006
Brian M. Gallagher, Ph.D.

/s/ Peter R. Barnett, D.M.D.	Director	January 24, 2006
Peter R. Barnett, D.M.D.

/s/ Robert C. Black	Director	January 24, 2006
Robert C. Black

/s/ James E. Daverman	Chairman of the Board and Director	January 24, 2006
James E. Daverman

/s/ Robert J. Easton	Director	January 18, 2006
Robert J. Easton

/s/ Robert A. Beardsley, Ph.D.	Director	January 18, 2006
Robert A. Beardsley, Ph.D.

/s/ W. James O’Shea	Director	January 18, 2006
W. James O’Shea

/s/ George M. Lasezkay, Pharm.D, J.D.	Director	January 24, 2006
George M. Lasezkay, Pharm.D, J.D.

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

4.1	Amended and Restated Certificate of Incorporation. (1)

4.2	Amended Certificate of Designation, Preferences and Rights of the Series D Cumulative Convertible Preferred Stock of CollaGenex Pharmaceuticals, Inc. dated as of October 15, 2001. (2)

4.3	Amended Certificate of Designation of Series A Participating Preferred Stock, as filed with the Secretary of State of the State of Delaware on June 5, 2002. (3)

4.4	Certificate of Designation, Preferences and Rights of the Series D-1 Cumulative Convertible Preferred Stock (4)

4.5	Amended and Restated By Laws. (5)

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.

23.1	Consent of KPMG LLP.

23.2	Consent of Wilmer Cutler Pickering Hale and Dorr LLP, included in Exhibit 5.1 filed herewith.

24.1	Power of Attorney (Contained on the signature page of this Registration Statement).

(1)	Incorporated by reference to the Company’s Registration Statement on Form S-1 (File Number 333-3582) which became effective on June 20, 1996.

(2)	Incorporated by reference to the Company’s Current Report on Form 8-K, dated October 15, 2001, which was filed with the Securities and Exchange Commission on October 18, 2001.

(3)	Incorporated by reference to the Company’s Current Report on Form 8-K, dated May 29, 2002, which was filed with the Securities and Exchange Commission on June 5, 2002.

(4)	Incorporated by reference to the Company’s Current Report on Form 8-K, dated December 15, 2005, which was filed with the Securities and Exchange Commission on December 19, 2005.

(5)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, which was filed with the Securities and Exchange Commission on November 14, 2002.